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                                                EXHIBIT 11 TO FORM 10QSB

                                                ESENJAY EXPLORATION, INC.
                                        COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                            Three months ended June 30,              Six months ended June 30,
                                                       -----------------------------------     -----------------------------------
                                                             2000                1999                2000                1999
                                                       ---------------     ---------------     ---------------     ---------------
BASIC EARNINGS (LOSS) PER SHARE
Weighted average common shares
    Outstanding ..................................        18,865,474          15,790,084          18,853,954          15,789,736
                                                       ===============     ===============     ===============     ===============
      Basic income (loss) per share ..............      $      (0.12)       $      (0.29)       $       0.03        $      (0.54)
                                                       ===============     ===============     ===============     ===============

DILUTED EARNINGS (LOSS) PER SHARE
Weighted Average Common Shares
    Outstanding ..................................        18,865,474          15,790,084          18,853,954          15,789,736
Shares issuable from assumed conversion of
      Common share options and warrants ..........           722,222               9,162             544,916              10,025
      Convertible preferred stock ................           356,999                 ---             356,999                 ---
                                                       ---------------     ---------------     ---------------     ---------------
Weighted average common shares
    Outstanding, as adjusted .....................        19,944,695          15,799,246          19,755,869          15,799,761
                                                       ===============     ===============     ===============     ===============
      Diluted income (loss) per share ............      $      (0.11)       $      (0.29)       $       0.03        $      (0.54)
                                                       ===============     ===============     ===============     ===============

EARNINGS FOR BASIC AND DILUTED
    COMPUTATION
Net income (loss) ................................      $ (2,202,308)       $ (4,507,922)       $    538,907        $ (8,589,400)
Preferred share dividends ........................               ---                 ---                 ---                 ---
                                                       ---------------     ---------------     ---------------     ---------------
Net income (loss) to common shareholders
    (Basic and diluted earnings per share
         computation) ............................      $ (2,202,308)       $ (4,507,922)       $    538,907        $ (8,589,400)
                                                       ===============     ===============     ===============     ===============


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